INTERNATIONAL RECTIFIER CORPORATION
                  1984 STOCK PARTICIPATION PLAN (Amended)

Section 1.     ESTABLISHMENT OF THE PLAN

This Plan shall be known as the International Rectifier Corporation 1984 Stock Participation Plan as amended (the "Plan"). The purpose of the Plan is to provide each Eligible Employee with an opportunity to acquire or increase a proprietary interest in International Rectifier Corporation ("IR"). The Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). As used herein, the term "Subsidiary" means any corporation in an unbroken chain of corporations (beginning with IR) in which each corporation (other than the last corporation) owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one or more of the other corporations in the chain.


Section 2.     ELIGIBLE EMPLOYEES

(a) All individuals who, on the last day on which stock is traded before an Enrollment Period begins, are employees of IR and those Subsidiaries which have been designated in writing by the Administrative Committee as "Participating Subsidiaries" (including Subsidiaries which have become such after the Stockholders have approved the Plan) (IR and all such Participating Subsidiaries shall hereinafter be referred to as "the Company") shall be deemed to be eligible to participate in the Plan ("Eligible Employees") except that no employee of the Company who has not as of such date completed ninety (90) days of employment or whose customary employment is for less than twenty
(20) hours per week or less than five (5) months per year shall be an Eligible Employee.

(b) A person who is otherwise an Eligible Employee shall not be granted any right to purchase stock under the Plan to the extent
(i) it would, if exercised, cause the person to own shares of stock (including shares which would be owned if all outstanding options to purchase stock owned by such person were exercised) in excess of five percent (5%) of the total combined voting power of all class of stock of IR, or (ii) it causes such person to have purchase rights under the Plan which accrue at a rate which exceeds $25,000 of fair market value of stock of IR or any Subsidiary (determined at the time the right to purchase stock under this Plan is granted) for each calendar year in which such right is outstanding. For this purpose a right to purchase stock accrues when it first becomes exercisable during the calendar year. In determining whether the stock ownership of an Eligible Employee equals or exceeds the five percent (5%) limit set forth above, the rules of Section 424(d) of the Code (relating to attribution of stock ownership) shall apply.


Section 3.     ENROLLMENT; ENROLLMENT PERIODS

Enrollment will take place in the "Enrollment Periods" which shall be from the 1st through the 19th day of January and of July of each year commencing with January of 1985. Any person who is an Eligible Employee who desires to subscribe for the purchase of stock for the following Subscription Period must file a subscription agreement during the Enrollment Period. Once enrolled, an Eligible Employee will continue to participate in the Plan for each succeeding Subscription Period until he or she terminates his or her participation or ceases to be an Eligible Employee. If a participant ceases to be an Eligible Employee but remains an employee of the Company, his or her participation shall cease immediately after the last day of the Subscription Period in which he or she ceases to be an Eligible Employee. If a participant desires to change his or her rate of contribution he or she may do so effective for the next Subscription Period by filing a new subscription agreement during the applicable Enrollment Period; provided, however, a participant may decrease his or her rate of contribution once during any Subscription
Period (but not below two percent (2%) of Regular Earnings as that term is defined in Section 7) by filing an amended subscription agreement.


Section 4.     DURATION OF OFFER; SUBSCRIPTION PERIODS

This Plan shall be in effect from January 1, 1985 through and including January 19, 2005. During the duration of the Plan there will be forty (40) "Subscription Periods." Each Subscription Period runs from July 20 through January 19 or from January 20 through July 19.


Section 5.     NUMBER OF SHARES TO BE OFFERED

The total number of shares to be made available under this Plan is one million seven hundred fifty thousand (1,750,000) authorized and unissued or treasury shares of Common Stock, $1 par value, of IR ("Stock"), subject to any adjustments pursuant to Section 13 of the Plan. Subject to any adjustments pursuant to Section 13 of the Plan, the aggregate number of shares an Eligible Employee may purchase under the Plan during each Subscription Period shall not exceed 25,000 shares. In the event that all of the stock made available under the Plan is subscribed prior to the expiration of the Plan, the Plan may be terminated in accordance with Section 14 of the Plan.


Section 6.     SUBSCRIPTION PRICE

The "Subscription Price" for each share of Stock shall be the lesser of (i) eighty-five percent (85%) of the fair market value of such share on the last trading day before the first day of the Enrollment Period or (ii) eighty-five percent (85%) of the fair market value of such share on the last day of the Subscription Period. The fair market value of a share shall be the closing price reported on the applicable date in the Wall Street Journal for NYSE-Composite Transactions on the applicable date. In the event the Stock is not traded on the date as of which fair market value is to be determined the date used to determine value shall be the next preceding date on which the Stock is traded.


Section 7.     AMOUNT OF CONTRIBUTION; METHOD OF PAYMENT

Except as otherwise provided herein, the Subscription Price will be payable by the Eligible Employee by means of payroll deduction. The minimum deduction shall be no less than two percent (2%) of the Eligible Employee's Regular Earnings and the maximum deduction shall be no more than ten percent (10%) of such Eligible Employee's Regular Earnings. "Regular Earnings" means the total compensation paid to an Eligible Employee with respect to the participation period including salary, bonuses, overtime and shift differentials but excluding items which are not considered to be regular earnings. By way of illustration and not by way of limitation, such excluded items include relocation expense reimbursement and any related payments, foreign service premiums, differentials and allowances, imputed income pursuant to Section 79 of the Code, income realized as a result of participation in any stock option, stock purchase or similar plan maintained by IR and tuition or other reimbursements. Payroll deductions will commence with the first pay check issued during the Subscription Period and will continue with each pay check throughout the entire Subscription Period except for pay periods for which the Eligible Employee receives no compensation (i.e., uncompensated personal leave, leave of absence, etc.). The foregoing notwithstanding, for any employee who will be an Eligible Employee before the end of the Subscription Period, payroll deductions will commence only with the first pay check received after such employee has been employed for ninety (90) days if such employee has elected to enroll in the Plan. An Eligible Employee may change his or her rate of contribution during a Subscription Period only as provided in Section 3 above.


Section 8.     PURCHASE OF SHARES

IR will maintain on its books an account ("Plan Account") in the name of each participant. At the close of each pay period, the amount deducted from the participant's Regular Earnings will be credited to the participant's Plan Account. As of the last day of each Subscription Period (the "Subscription Date"), the amount then in the participant's Plan Account will be divided by the Subscription Price for such Subscription Period and the participant's Plan Account will be credited with the number of whole shares which result. Share certificates will be issued and given to the participant within a reasonable time. Any amount representing a fractional share and remaining in the participant's Plan Account after deducting the amount required to pay for the number of shares issued will be deemed to be an advance payment of the Subscription Price for the next Subscription Period but will not otherwise reduce the amount an Eligible Employee may contribute pursuant to Section 7 during the next Subscription Period. In the event the number of shares of stock subscribed for in any Subscription Period exceeds the number of shares available for sale under the Plan for such period, the available shares shall be allocated among the participants in proportion to their Plan Account balances, exclusive of any amounts carried forward pursuant to the preceding sentence.


Section 9.     WITHDRAWAL FROM THE PLAN

A participant may withdraw from the Plan at any time. At the time of withdrawal the amount credited to the participant's Plan Account will be refunded in cash. A participant who withdraws from the Plan during a Subscription Period may not enroll again in the Plan until the next Enrollment Period. A participant's withdrawal during one Subscription Period does not prevent a participant from enrolling in subsequent Enrollment Periods.


Section 10.    TERMINATION OF EMPLOYMENT

Termination of employment for any reason including death shall be treated as an automatic withdrawal as set forth in Section 9. A transfer from IR to a Subsidiary, from one Subsidiary to another, or from a Subsidiary to IR shall not be treated as a termination of employment.


Section 11.    NONTRANSFERABILITY

Except for transfers by will or under the laws of descent and distribution, or unless otherwise provided by law, consistent with Rule 16b-3 ("Rule 16b-3") as promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), neither the payroll deductions credited to an Eligible Employee's account nor an Eligible Employee's rights to purchase stock under this Plan may be sold, assigned, transferred, pledged, or otherwise disposed of or encumbered, and any such action taken by the Eligible Employee, or any claim asserted by another party in respect of such right or interest, shall be void.


Section 12.    APPLICATION OF FUNDS

All funds received or held by IR under the Plan may be used for any corporate purpose.


Section 13.    ADJUSTMENT OF AND CHANGES IN THE STOCK

In the event that the shares of Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of IR or of another corporation (whether by reason of merger, consolidation, recapitalization, stock split, combination of shares, or otherwise), or if the number of shares of Stock shall be increased through a stock split or the payment of a stock dividend, then there shall be substituted for or added to each share of Stock theretofore reserved for sale under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Stock shall be so changed, or for which each such share shall be exchanged, or to which each such share be entitled, as the case may be, or the number or kind of securities which may be sold under the Plan and the purchase price per share shall be appropriately adjusted consistent with such change in such manner as the Board of Directors may deem equitable to prevent substantial dilution or enlargement of rights granted to, or available for, Eligible Employees.


Section 14.    AMENDMENT OR DISCONTINUANCE OF THE PLAN

The Board of Directors of IR shall have the right to amend, modify or terminate the Plan at any time without notice, provided that no participant's existing rights are adversely affected thereby and provided further that without the approval of the holders of a majority of the issued and outstanding shares of Stock no such amendment shall increase the total number of shares subject to the Plan, change the formula by which the price at which the shares shall be sold is determined, or change the class of employees eligible to participate in the Plan.


Section 15.    ADMINISTRATIVE

The Plan shall be administered by an Administrative Committee appointed by the Board of Directors consisting of three employees of IR. No member of the Administrative Committee shall be entitled to act on or decide any matter relating solely to himself or herself or any of his or her rights or benefits under the Plan. The Administrative Committee may from time-to-time adopt rules and regulations for carrying out the Plan. Any interpretation or construction of any provision of the Plan by the Administrative Committee shall be final and conclusive on all persons absent contrary action by the Board of Directors.


Section 16.    EMPLOYEE'S RIGHTS

Nothing in this Plan shall prevent IR or any Subsidiary from terminating any employee's employment. No employee shall have any rights as a Stockholder until full payment has been made for the shares for which he or she has subscribed.


Section 17.    APPROVAL OF STOCKHOLDERS

The original Plan became effective following its approval on November 16, 1984 by the Stockholders of IR at their Annual Meeting on that date, and this amended Plan became effective following its approval by the Stockholders of IR at their Annual Meeting on November 22, 1993.